Exhibit 3.2.4
CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
THE A CONSULTING TEAM, INC.
(Pursuant to Section 805 of the Business Corporation Law)
1. The name of the corporation is The A Consulting Team, Inc. (the “Corporation”). The name under which the Corporation was originally formed was Software Ben-Tov, Inc.
2. The certificate of incorporation of the Corporation was filed by the Department of State of the State of New York on February 16, 1983.
3. The Certificate of Incorporation is hereby further amended by effecting a change of the Corporation’s name from “The A Consulting Team, Inc.” to “Helios & Matheson North America Inc.”
4. The Certificate of Incorporation shall otherwise continue in full force and effect except that (i) the first sentence of Article I is hereby amended to read in its entirety as “The name of the Corporation is Helios & Matheson North America Inc.” and (ii) all references to the “Corporation” shall refer to Helios & Matheson North America Inc.
5. This Certificate of Amendment was duly adopted in accordance with Section 803 of the Business Corporation Law of the State of New York by (i) the Board of Directors of the Corporation and (ii) the requisite number of stockholders of the Corporation at a meeting of the stockholders of the Corporation.
     IN WITNESS WHEREOF, this Certificate of Amendment to the Certificate of Incorporation of the Corporation has been signed by the Chief Financial Officer of the Corporation, this 30th day of January, 2007.

THE A CONSULTING TEAM, INC.
By:	/s/ Salvatore Quadrino
Salvatore Quadrino
Chief Financial Officer

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